                                                              RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 33-44153


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 10, 1998)
                                  $60,000,000

                             THOMAS & BETTS [LOGO]

                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                ---------------
  Thomas & Betts Corporation (the "Company") may offer from time to time up to $60,000,000 aggregate principal amount of its Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes"). The Notes will be unsecured and will rank equally with all other unsecured indebtedness of the Company and prior to any of its subordinated indebtedness. The Notes will have maturities of nine months or more from their respective dates of issue and, unless otherwise specified in the applicable pricing supplement to this Prospectus Supplement (each, a "Pricing Supplement"), will not be subject to redemption or repayment prior to the stated maturity date thereof. The Notes will be denominated in U.S. dollars.

  The interest rates on Notes, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, stated maturity dates, redemption or repayment provisions, issue prices and other variable terms of the Notes will be established by the Company from time to time and will be set forth in the applicable Pricing Supplement. Such terms are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. The Company may also issue Original Issue Discount Notes.

  Interest on each Note will accrue from its date of issue and, unless otherwise provided in the applicable Pricing Supplement, will be payable semi-annually in arrears on each August 1 and February 1 and at maturity (or, if applicable, upon earlier redemption).

  The Notes will be issued in fully registered form and represented by a global security (a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depository (the "Depository"). Ownership of beneficial interests in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described in "Description of Notes--Book-Entry Notes" in this Prospectus Supplement, owners of beneficial interests in a Global Note will not be entitled to physical delivery of Notes in certificated form and will not be considered the owners or Holders thereof under the Indenture (as defined herein).

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
  OR THE  PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS  A  CRIMINAL
  OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      DISCOUNTS AND
                  PRICE TO PUBLIC(1)  COMMISSIONS(2)  PROCEEDS TO COMPANY(2)(3)
-------------------------------------------------------------------------------
Per Note.........        100%          .125%-.750%         99.875%-99.250%
-------------------------------------------------------------------------------
Total............    $60,000,000     $75,000-$450,000  $59,925,000-$59,550,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (each, an "Agent") in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon its stated maturity, sold through such Agent as agent and may sell Notes to an Agent, as principal, for resale to investors or other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Commissions with respect to Notes with maturities in excess of 30 years will be negotiated between the Company and the applicable Agent at the time of the sale and indicated in the pricing supplement. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $125,000.

                                ---------------
  The Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit purchases of the Notes, and Notes may also be sold to an Agent, as principal, for resale to investors or other purchasers. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is permitted to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in such market if one does develop. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any order in whole or in part. See "Plan of Distribution" in this Prospectus Supplement.

                                ---------------
MERRILL LYNCH & CO.
           DONALDSON, LUFKIN & JENRETTE
                    SECURITIES CORPORATION
                               J.P. MORGAN & CO.
                                      MORGAN STANLEY DEAN WITTER

                                ---------------
         The date of this Prospectus Supplement is February 10, 1998.

  IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF SUCH NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS OF SUCH AGENT(S). SEE "PLAN OF DISTRIBUTION."

                          THOMAS & BETTS CORPORATION

  The Company designs, manufactures and markets, on a global basis, electrical and electronic connectors and components with manufacturing facilities and marketing activities in North America, Europe and the Far East. The Company's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to original equipment manufacturer ("OEM") markets. The Company is a worldwide designer and manufacturer of a broad range of electromechanical components and subsystems that provide solutions for the automotive, communication and information industries in North America, Europe and Asia. The Company is also one of the largest manufacturers in North America of electrical connectors, components and accessories for industrial, commercial and residential construction, renovation and maintenance applications, and is a leading supplier of transmission poles, towers and industrial lighting products to the electric utility and telecommunications industries and of products and components to the heating, mechanical and refrigeration markets in North America and Europe. On a worldwide basis, the Company designs and manufactures electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries.

  The Company operates in three business segments. Electrical Construction and Maintenance Components are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. Electronics/OEM Components are sold in North America, Europe and Asia, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. Other Products and Components--principally heaters, heating and ventilation systems, components for transmission and distribution of electric power, transmission poles and towers, and telecommunications products--are sold primarily in North America and manufactured in the United States, Europe and Mexico.

  Selective acquisitions have been made to broaden the Company's business world-wide. The Company currently is evaluating several acquisition possibilities, and expects to do so from time to time in the future. The Company may finance any such acquisitions which it consummates through the issuance of private or public debt or equity, internally generated funds or a combination of the foregoing. Under certain circumstances, the Company may become more leveraged as a result of such acquisitions. The Company's goal is to finance or refinance any such acquisitions in a manner that will not change the ratings of its debt securities in the long term. However, no assurance can be given that the Company will be able to meet this goal.

  The Company was established in 1898 as a sales agency for electrical wires and raceways and was incorporated in New Jersey in 1917 and reincorporated in Tennessee in May 1996. The Company's executive offices are located at 8155 T&B Boulevard, Memphis, Tennessee 38125, telephone number (901) 252-5000.

                              RECENT DEVELOPMENTS

  Net earnings for the fourth quarter of 1997 were $45.9 million ($.84 per share), a 32% increase over last year's fourth quarter net earnings of $34.8 million ($.66 per share) before special charges. Sales for the quarter were $532.6 million, 6% higher than last year's $504 million. Fourth quarter operating income as a percentage of sales rose to 13.9%, compared with 12.1% before special charges in 1996.

  Earnings for 1997 grew 23% to $154.9 million ($2.83 per share) from $125.5 million ($2.36 per share) in the same period of 1996 before special charges. Sales for 1997 improved 6% to $2,114.7 million from $1,987.6 million in 1996.

  Sales of the Electrical Construction and Maintenance Components segment rose 20% from fourth quarter 1996 reflecting continued strong volume increases attributable to new product lines, market share gains and economic growth across North America.

  Fourth quarter sales of core utility and mechanical products were up 6% over the 1996 quarter reflecting volume gains in all major product lines. Those gains more than offset decreased sales of steel structures that resulted from lower demand for cellular communications towers and the absence of sales in the 1997 quarters of low-margin contract-manufacturing volumes related to divested product lines. Sales of the Other Products and Components segment rose 2% from the prior-year quarter (including the results of planned phase outs of low-margin contract-manufacturing volumes related to divested product lines).

  The Electronics/OEM Components segment reported 3% lower sales in the fourth quarter compared with the 1996 quarter. Unfavorable foreign currency translations in the quarter, reduced shipments to automotive customers as a result of planned model phase outs, delays in several cable installation projects and the discontinuation of certain product lines in the prior year also contributed to lower year over year sales in this segment.

  Under a receivables sales agreement, the Company sold a defined pool of trade account receivables for $145.2 million on December 19, 1997. The sold receivables will be reflected as a reduction of receivables on the Company's audited balance sheet for the year ended December 28, 1997. Under the agreement, the maximum amount of the purchaser's investment is $150 million and is subject to decreases based on the level of eligible receivables and restrictions on concentrations of receivables. The discount rate on the receivables sold was 6.1%.

                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

  The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings from continuing operations. For purposes of computing this ratio, earnings consist of earnings from continuing operations before income taxes, plus fixed charges and less capitalized interest and less undistributed earnings from less than 50 percent owned persons. Fixed charges consist of interest expense and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense.

                                 YEAR ENDED
-----------------------------------------------------------------------------------------
 JANUARY 2,     JANUARY 1,         DECEMBER 31,         DECEMBER 29,         DECEMBER 28,
    1994           1995                1995                 1996                 1997
 ----------     ----------         ------------         ------------         ------------
    2.8x         1.9x(1)             3.8x(2)              2.3x(3)                4.3x

--------
(1) Reflects non-recurring pretax charges of $79 million associated with various restructuring activities incurred by the Company in the fiscal year ended January 1, 1995. If such charges had not been incurred, the ratio of earnings to fixed charges in such fiscal year would have been 3.8x.
(2) Reflects non-recurring pretax charges of $23 million representing restructuring costs and other charges incurred by the Company in the fiscal year ended December 31, 1995. If such charges had not been incurred, the ratio of earnings to fixed charges in such fiscal year would have been 4.3x.
(3) Reflects non-recurring pretax charges of $97.1 million for merger costs, restructuring costs and other charges in connection with the acquisition of Augat Inc. and initiatives affecting certain other operations of the Company incurred in the fiscal year ended December 29, 1996. If such charges had not been incurred, the ratio of earnings to fixed charges in such fiscal year would have been 3.9x.

                                USE OF PROCEEDS

  The Company expects to use the net proceeds of the sale of the Notes to repay commercial paper issued by the Company within the past year and other short-term borrowings. The commercial paper and other short-term borrowings were issued at interest rates ranging from 5.55% to 5.72% with maturities on February 13, 1998.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes (which represent a new series of, and are referred to in the accompanying Prospectus as, the "Securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Securities set forth in the Prospectus. This description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement. The particular terms of the Notes offered by this Prospectus Supplement and each Pricing Supplement will be described herein and therein. Certain capitalized terms used herein are defined in the Prospectus.

GENERAL

  The Notes will be issued under an Indenture, dated as of January 15, 1992 (as supplemented, amended or modified from time to time, the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee, which is more fully described in the Prospectus. The following summaries of certain provisions of the Indenture do not purport to be complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms.

  The Securities, including the Notes, will be unsecured obligations of the Company and will rank equally with all other unsecured indebtedness of the Company and prior to any of its subordinated indebtedness. The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder and provides that Securities may be issued from time to time in one or more series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Securities under the Indenture in addition to the $60,000,000 aggregate principal amount of Notes offered hereby.

  The Notes are currently limited to up to $60,000,000 aggregate principal amount and will be offered on a continuing basis through or to the Agents. The Notes will mature nine months or more from the date of issue (the "Stated Maturity Date"), as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to the Stated Maturity Date upon the terms described in the applicable Pricing Supplement. Each Note will bear interest at a fixed rate, which may be zero in the case of a Note issued at a price representing a substantial discount from the principal amount payable on the Stated Maturity Date (a "Zero-Coupon Note").

  The Notes may be issued as Original Issue Discount Securities ("Original Issue Discount Notes"). An Original Issue Discount Note is a Note, including any Zero-Coupon Note, which provides for an amount less than the principal amount thereof to be due and payable upon acceleration of maturity. In the event of acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note will be determined in accordance with the terms of such Note. In addition, a Note issued at a price lower than the principal amount thereof may, for United States federal income tax purposes, be considered to be issued with original issue discount, regardless of the amount payable upon acceleration of maturity. See "United States Taxation--U.S. Holders--Original Issue Discount" in this Prospectus Supplement.

  The Notes will be issued only in fully registered book-entry form. The Notes will be issued in U.S. dollar denominations of $1,000 or any integral multiple thereof.

  Transfers or exchanges of interests in Notes issued in book-entry form through the facilities of the Depository may be similarly effected through a participating member of the Depository. See "--Book-Entry Notes" below. In the event Notes are issued in certificated form, such Notes may be transferred or exchanged at the offices described in "--Payment of Principal are Premium and Interest" below. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Prior to due presentment of any Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Note is registered as the owner and Holder thereof for all purposes, whether or not such Note may be overdue, and none of the Company, the Trustee or any such agent will be affected by notice to the contrary.

  Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note theretofore issued or as to which an offer has been accepted by the Company. The Notes will be subject to the defeasance and covenant defeasance provisions set forth in the Indenture.

  The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

  Each Note will bear interest from the date of issue at the rate per annum stated on the face thereof (which may be zero in the case of a Zero-Coupon
Note) until the principal amount thereof is paid or otherwise made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Notes will be payable semi-annually in arrears on August 1 and February 1 of each year to the Holders at the close of business on the preceding July 15 and January 15, whether or not a Business Day each, a "Regular Record Date" with respect to Notes). Interest is also payable on the Maturity Date to the persons to whom the principal of the Notes are payable. Interest on Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  Payments of principal, premium, if any, and interest, if any, on Notes issued in book-entry form will be made to the Depository. See "--Book-Entry Notes" below. In the event Notes are issued in certificated form, principal, premium, if any, and interest, if any, will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee in The City of New York designated for such purpose, which is currently located at 450 West 33rd Street, New York, New York 10001, Attention: Corporate Trust Department. Payment of interest, other than interest payable on the Maturity Date, may be made at the option of the Company by check mailed to the Holder of the applicable Note at the close of business on the relevant Regular Record Date (as hereinafter defined) or by wire transfer to an account maintained by such Holder, subject to the provisions of the succeeding paragraph. Interest will be payable on each date specified in the applicable Pricing Supplement on which an installment of interest is due and payable (each, an "Interest Payment Date") and on the Maturity Date. If the original issue date of a Note is between a Regular Record Date and an Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Holder of such Note on such next succeeding Regular Record Date.

  In the case of Notes issued in certificated form, payment of principal, premium, if any, and interest, if any, payable on the Maturity Date for each Note will be made in immediately available funds against presentation of such Note at the aforementioned office or agency of the Trustee, provided that such
Note is presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Interest payable on the Maturity Date will be payable to the person to whom the principal of the Note will be paid.

  A Holder of $10,000,000 or more in aggregate principal amount of Notes will be entitled to receive payments of interest on an Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if such Holder makes a request to such effect, which request includes appropriate wire transfer instructions and has been received in writing (mailed or hand delivered) or by cable, telex or facsimile transmission by the Trustee at its office in The City of New York on or before the Regular Record Date immediately preceding such Interest Payment Date. The Trustee will, subject to applicable laws and regulations and until it receives notice to the contrary, make such interest payment and all succeeding interest payments other than on the Maturity Date to such Holder by wire transfer to the designated account. If a payment cannot be made by wire transfer because the required information has not been received by the Trustee on or before the requisite date, payment will be made by check or draft mailed to such Holder at its registered address. The Company will pay any administrative costs imposed by banks in connection with making such payments by wire transfer, except any tax, assessment or governmental charge imposed upon payments.

  Interest payments, if any, on a Note will be equal to the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to such Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Accrual Period").

REDEMPTION AND REPAYMENT

  If set forth in the applicable Pricing Supplement, the Notes will be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to the Stated Maturity Date. On and after the Initial Redemption Date with respect to any Note, at the option of the Company such Note will be redeemable in whole or in part in increments of the minimum denomination in which Notes may be issued at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with any accrued and unpaid interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

  The Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note (or, in the case of an Original Issue Discount Note, such portion of the principal amount of such Note as may be specified in the terms thereof) to be redeemed and will decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount of such Note (or, in the case of an Original Issue Discount Note, such portion of the principal amount of such Note as may be specified in the terms thereof) to be redeemed until the Redemption Price is 100% of such principal amount (or in the case of an Original Issue Discount Note, such portion of the principal amount). The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to the Stated Maturity Date will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

  If set forth in the applicable Pricing Supplement, the Notes will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (each, an "Optional Repayment Date"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to the Stated Maturity Date. On any Optional Repayment Date with respect to any Note, at the option of the Holder thereof such Note will be repayable in whole or in part in increments of the minimum denomination in which such Note may be issued at a price equal to 100% of the principal amount of such Note [(or, in the case of an Original Issue Discount Note, such portion of the principal amount of such Note as may be specified in the terms thereof)] to be repaid, together with any accrued and unpaid interest thereon payable to the Optional Repayment Date, on notice given by such Holder to the Company not more than 60 nor less than 30 days prior to the Optional Repayment Date.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

EVENTS OF DEFAULT

  An Event of Default with respect to the Notes is: (a) default in payment of principal of (or premium, if any, on) any Note at its Maturity; (b) default in payment of any interest on any Note when due, continued for 30 days; (c) default in payment of any sinking fund installment when due, continued for 30 days; (d) failure by the Company for 90 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Notes other than that series), and (e) certain events of bankruptcy, insolvency or reorganization of the Company.

ADDITIONAL PROVISIONS; ADDENDUM

  Any provisions with respect to the Notes, including the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified or supplemented as specified under "Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT NOTES

  The Company may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued to the date of such redemption, repayment or acceleration of maturity, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such compounding period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Taxation."

BOOK-ENTRY NOTES

  The Notes will be issued in book-entry form represented by one fully registered Note (a "Global Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. The Company has established a depositary arrangement with The Depository Trust Company with respect to the Global Note, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Global Note will be described in the applicable Pricing Supplement.

  Upon issuance, all Notes issued in book-entry form of like tenor and terms will be represented by a single Global Note. No Global Note may be transferred except as a whole by a nominee of the Depository to the Depository or to another nominee of the Depository or by the Depository or such nominee to a successor of the Depository or a nominee of such successor.

  So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be the sole Holder of the Notes issued in book-entry form represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the actual purchasers (the "Beneficial Owners") of Notes issued in book-entry form represented by the Global Note will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each Beneficial Owner must rely on the arrangements and procedures of the Depository and, if such Beneficial Owner is not a participant of the Depository ("Participant"), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Note.

  Unless otherwise specified in the applicable Pricing Supplement, Notes issued in book-entry form represented by a Global Note will be exchangeable for Notes in certificated form of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes, (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for Notes in certificated form or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, Notes in certificated form shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes issued in book-entry form, which names shall be provided by the Depository's relevant Participants (as identified by the Depository) to the Trustee.

  The following is based on information furnished by the Depository:

    The Depository will act as securities depository for the Global Notes. The Global Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully registered Global Note will be issued for each issue of Notes issued in book-entry form, each in the aggregate principal amount of such issue, and will be deposited with the Depository.

    The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that the Participants deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depository ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes issued in book-entry form under the Depository's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depository's records. The ownership interest of each Beneficial Owner of each Note issued in book-entry form which is represented by a Global Note is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note will not receive Notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for the Global Notes is discontinued.

    To facilitate subsequent transfers, all Global Notes representing Notes issued in book-entry form which are deposited with, or on behalf of, the Depository will be registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Global Notes representing Notes issued in book-entry form; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes representing Notes issued in book-entry form. Under its usual procedures, the Depository mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest, if any, payments on the Global Notes representing Notes issued in book-entry form will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depository, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depository is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue represented by a Global Note are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Notes issued in book-entry form repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant's interest in the related Global Note, on the

  Depository's records, to the Trustee. The requirement for physical delivery of Notes issued in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the related Global Note are transferred by Direct Participants on the Depository's records.

    The Depository may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in certificated form are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Notes in certificated form will be printed and delivered.

  The information in this section concerning the Depository and the Depository's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

  On December 3, 1997, the Board of Directors of the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company payable to holders of record as of the close of business on December 15, 1997 (the "Record Date"). Shares of Common Stock issued after the Record Date and prior to the Distribution Date (as defined below) will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. The Rights will expire on December 15, 2000, unless earlier exchanged or redeemed.

  Prior to the Distribution Date, the Rights will be evidenced by the certificates for, and will be transferred with, the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent (as defined below) will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The Rights are listed on the New York Stock Exchange. The "Distribution Date" means the earlier of (i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as defined below)) after the date (the "Stock Acquisition Date") or the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

  Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $200 (the "Purchase Price"), one two-hundredths of a share of Series A Participating Cumulative Preferred Stock, no par value per share. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of December 3, 1997 between the Company and First Chicago Trust Company of New York, as Rights Agent.

  If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

  If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets, or (2) the Company or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

  At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

  The Board of Directors may redeem all of the Rights at a price of $.005 per Right at any time prior to the close of business on the 10th day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors).

  "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

                   ACCOUNTING FOR CERTAIN EQUITY INVESTMENTS

  Under the Company's Accounting Policies, summarized in Note 2 of its Annual Report on Form 10-K for the year ended December 29, 1996, the Company uses the equity method of accounting for its investments in 20 to 50 percent-owned companies. Under generally accepted accounting principles ("GAAP"), there is a presumption that the equity method should be used to account for these investments. If the Company was to determine that it no longer had the ability to exercise significant influence over the operating and financial policies of these companies, GAAP would require the Company to use the cost method rather than the equity method to account for these investments. The Company regularly monitors its relationships with these companies and reviews its accounting for these investments with its outside auditors.

  The Company has made investments in several strategic joint ventures and owns 29.1% of the outstanding common stock (23.55% of the voting common stock) of Leviton Manufacturing Co., Inc. ("Leviton"), a company engaged in the business of manufacturing wiring devices and electronic components. The Company acquired its investment in Leviton in August 1994. Leviton's chief executive officer opposed the Company's acquisition. The chief executive officer, with his wife, owns approximately 50.5% of Leviton's outstanding common stock (76.45% of Leviton's voting common stock) through a voting trust (a majority sufficient for the approval of all corporate actions which Leviton might undertake; however, that majority is not sufficient to permit either federal income tax consolidation or pooling of interests accounting treatment in a merger). The remainder of the outstanding common stock, all of which is non-voting, is owned by approximately 19 other Leviton family members. The opposition of the chief executive officer to the Company's investment has resulted in litigation between Leviton and the Company consisting of the Company's proceeding in Delaware in February 1995 to compel Leviton to make additional financial and other information available to the Company, and Leviton's subsequent action against the Company and other parties in New York seeking damages and other relief in connection with the transaction in which the Company acquired its Leviton investment. The Company does not have and has not sought representation on Leviton's board of directors which would be opposed by Leviton's chief executive officer, and does not receive copies of Leviton's board minutes.

  Notwithstanding the existence of an adversarial relationship with the controlling shareholder of Leviton, the Company has developed relationships with certain key members of Leviton management and believes that these relationships and other factors support management's conclusion that the Company has the ability to exercise significant influence over Leviton's financial and operating policies. The Company owns more than 20% of

Leviton's voting stock and there are no restrictions to the Company's ability to exercise the attributes of ownership (situations have not arisen to date in which the Company has had an opportunity to vote its Leviton shares in a matter that would demonstrate significant influence over Leviton's financial and operating policies). In addition, because the Company is a non-family shareholder, the Company believes that it has a greater ability than other shareholders to challenge actions by Leviton management which the Company considers adverse to shareholder interests. Senior management responsible for Leviton's day-to-day operations and operating and financial policies have engaged in an ongoing dialogue over the past 20 months with the Company and they have acknowledged that the Company's presence as a Leviton shareholder has influenced the manner in which Leviton conducts business. Further, Leviton has taken actions following discussions with the Company which in some instances have been consistent with the Company's requests and suggestions. The Company's equity in the earnings of Leviton has been typically less than 5% and of late never more than 7% of the Company's net income before special charges and typically less than 7% and of late never more than 9% of the Company's net income after special charges. Should the Company determine that it no longer has the ability to influence the operating and financial policies of Leviton, the Company, in compliance with GAAP, will adopt the cost method on a prospective basis.

                            UNITED STATES TAXATION

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations) , (iii) an estate income of which is subject to United States federal income taxation regardless of its source, (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause (iv), to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the United States Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

  For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount
Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount
Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than the applicable holding period. The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). Prospective investors should consult their own tax advisors concerning these tax law changes.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

  Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulation.

BACKUP WITHHOLDING

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis for sale by the Company through the Agents, which have agreed to use their reasonable efforts to solicit purchasers of the Notes. The Company will pay an Agent a commission which, depending on the maturity of the Notes, will range from .125% to .750% of the principal amount of any Note sold through such Agent; provided, that commissions with respect to Notes with maturities in excess of 30 years will be negotiated between the Company and the applicable Agent at the time of the sale and indicated in the pricing supplement. The Company may also sell Notes to one or more Agents, as principal, at a discount from the principal amount thereof. In addition, an Agent may offer the Notes it has purchased as principal to other dealers for resale to investors and other purchasers and may allow all or any portion of the discount received in connection with such purchase from the Company to such dealers.

  Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by such Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale or, if so specified in the applicable Pricing Supplement, at a fixed offering price or may be resold to certain dealers as described above. After the initial public offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), concession and discount may be changed. The Company also may offer and sell Notes directly to purchasers in those jurisdictions where it is permitted to do so. No commission will be allowed or payable on any sales made directly by the Company.

  The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly by the Company or through the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it, in whole or in part.

  Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

  In connection with the offering of Notes purchased by an Agent or Agents as principal on a fixed price basis, the Agents are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agents create a short position in the Notes in connection with the offering, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Agents may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Agents may from time to time purchase and sell Notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but may discontinue any market making activity without notice.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under such Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain expenses.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated has in the past acted as financial advisor to the Company and received customary compensation therefor. Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), an affiliate of J.P. Morgan Securities Inc., is acting as the lead agent and a member of the bank syndicate under the Company's revolving credit facility. The Company has other customary banking relationships with Morgan Guaranty, all in the ordinary course of business.

PROSPECTUS

                             THOMAS & BETTS [LOGO]

                            SENIOR DEBT SECURITIES

                               ----------------

  Thomas & Betts Corporation (the "Company") intends to sell from time to time its senior unsecured debt securities (the "Securities"), from which the Company will receive proceeds of up to $175,000,000 (or the equivalent in foreign currencies or units of two or more currencies), on terms to be determined at the time of offering. The Securities will be unsecured and will rank equally with all other unsecured indebtedness of the Company and prior to any of its subordinated indebtedness.

  The Securities may be issued in one or more series with the same or various maturities. Securities of a series may be issuable in registered form without coupons or in the form of one or more global securities (each a "Global Security"). The terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities"), including, where applicable, the specific designation, aggregate principal amount offered, currency or currencies in which the principal (and premium, if any) and interest are payable, denominations, maturity, interest rate (which may be fixed or variable) or method of calculating and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, if any, terms for sinking fund payments, if any, terms for any other mandatory redemption, the public offering price, the stock exchanges, if any, on which the Offered Securities may be listed and any other terms in connection with the offering and sale of the Offered Securities, will be set forth in a Prospectus Supplement (the "Prospectus Supplement").

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Securities may be publicly offered through underwriting syndicates or through dealers. The Securities may also be sold directly to investors or through agents. See "Plan of Distribution." An applicable Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, and any applicable commissions, fees or discounts.

               The date of this Prospectus is February 10, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

  (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996;
  (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1997, June 29, 1997 and September 28, 1997;
  (iii) the Company's Current Reports on Form 8-K dated February 25, 1997, July 25, 1997, December 4, 1997 and February 5, 1998.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 8155 T&B Boulevard, Memphis, Tennessee 38125, Attention:
Corporate Secretary (telephone number (901) 252-5000).

                           DESCRIPTION OF SECURITIES

  The following description of the terms of the Securities sets forth certain general terms and provisions. The particular terms of the Securities offered by any Prospectus Supplement will be described therein. The Securities will be issued under an Indenture, dated as of January 15, 1992 (as supplemented, amended or modified from time to time, the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to or used herein, such sections or defined terms shall be incorporated herein by reference as part of the statements made.

GENERAL

  The Indenture does not limit the aggregate principal amount of the Securities or of any particular series of Securities which may be issued thereunder. The Indenture provides that Securities may be issued from time to time in one or more series. (Section 301). The Securities will be unsecured obligations of the Company and will rank equally with all other unsecured indebtedness of the Company and prior to any of its subordinated indebtedness.

  Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms or additional provisions of the Offered Securities: (1) the title of the Offered Securities;
(2) any limit on the aggregate principal amount of the Offered Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any; (6) the date from which such interest, if any, on the Offered Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, the Record Dates for any Interest Payment Dates and the Person, if different than the registered Holder as of the Record Date, to whom any interest shall be payable; (7) the dates, if any, on which and the price or prices at which the Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds; (8) the date, if any, after which and the price or prices at which the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemptions; (9) any additional restrictive covenants included solely for the benefit of the Offered Securities; (10) any addition to, or modification or deletion of, any Events of Default or any covenants of the Company provided solely with respect to the Offered Securities; (11) the currency or currencies in which the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable; (12) the index, if any, with reference to which the amount of principal of (and premium, if any) or interest, if any, on the Offered Securities will be determined; (13) whether a Global Security is to be issued with respect to the Offered Securities, the name of the Depository for such Global Security and the terms, if any, upon which interests in the Global Security may be exchanged for definitive Offered Securities; and (14) any additional terms of the Offered Securities.

  Unless otherwise provided in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest, if any, on the Securities will be payable, and the transfer or exchange of the Securities will be registrable, at the office or agency maintained by the Company for that purpose in New York, New York. At the option of the Company interest may be paid by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Sections 301, 305 and 1002).

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Securities will be issued only in registered form without coupons and in denominations of $1,000 and integral multiples thereof. (Section 302). No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

  Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of Maturity thereof. (Section 101).

CERTAIN COVENANTS OF THE COMPANY

  The Indenture contains certain covenants for the benefit of the Offered Securities, unless otherwise specified in the Prospectus Supplement with respect to the applicable series of Securities. These covenants include, among others, the following:

  Limitations upon Liens. The Indenture provides that neither the Company nor any Subsidiary (as defined below) will create, incur, issue or assume any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by any pledge, mortgage, lien, charge, encumbrance or security interest ("Lien") on any Principal Property (as defined below) now owned or hereafter acquired by the Company or any Restricted Subsidiary (as defined below), and does not permit the Company or any Subsidiary to create, incur, issue or assume any Debt secured by any Lien on any shares of stock or Debt now existing or hereafter created or acquired of any Restricted Subsidiary (such shares of stock or Debt of any Restricted Subsidiary being called "Restricted Securities"), without in any such case effectively providing concurrently with the incurrence, issuance or assumption of such Debt or the grant of any Lien with respect to such Debt that the applicable series of Securities (together with, if the Company so determines, any other Debt of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Securities) will be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt is so secured. This restriction will not, however, apply to Debt secured by:

    (i) Liens on any Principal Property or Restricted Securities of the Company or any Subsidiary existing on the date of the original issuance by the Company of the applicable series of Securities issued pursuant to the Indenture, or such other date as may be specified in a Prospectus Supplement for an applicable series of Securities issued pursuant to the Indenture;

    (ii) Liens on any Principal Property or Restricted Securities of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, or arising thereafter
  (a) otherwise than in connection with the borrowing of money arranged thereafter and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition;

    (iii) Liens on any Principal Property or Restricted Securities of the Company or any Subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 360 days after, the acquisition of such Principal Property or Restricted Securities or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided such Liens are limited to such Principal Property or Restricted Securities, to improvements on such Principal Property and to any other property or assets not then constituting a Principal Property or Restricted Securities);

    (iv) Liens on any Principal Property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property, or to secure Debt incurred prior to, at the time of or within 360 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens are limited to such Principal Property, improvements thereon and any other property or assets not then constituting a Principal Property);

    (v) Liens which secure Debt owing by a Subsidiary to the Company or to a Restricted Subsidiary;

    (vi) Liens on the property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (iii) securing indebtedness issued or guaranteed by the United States, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

    (vii) any extension, renewal, substitution or replacement of any of the Liens referred to in paragraphs (i) through (vi) above or the Debt secured thereby; provided that (a) such extension, renewal, substitution or replacement Lien will be limited to all or any part of the same Principal Property or Restricted Securities that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property or Restricted Securities) and (b) in the case of paragraphs (i) through (iii) above, the Debt secured by such Lien at such time is not increased.

  Notwithstanding the foregoing, the Company and any Subsidiary may create, incur, issue or assume Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if the aggregate principal amount of all Debt secured by Liens on Principal Properties and Restricted Securities then outstanding (not including any such Debt secured by Liens permitted to be incurred pursuant to paragraphs (i) through (vii) above) plus Attributable Debt (as defined below) of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in "Limitations upon Sales and Leasebacks" below) that would otherwise be subject to the restrictions described below under "Limitations upon Sales and Leasebacks" does not at the time such Debt is incurred exceed an amount equal to 10% of Consolidated Net Assets (as defined below). (Section 1006).

  For the purposes of the "Limitations upon Liens" covenant described herein, the giving of a guarantee which is secured by a Lien on a Principal Property or Restricted Securities, and the creation of a Lien on a Principal Property or Restricted Securities to secure Debt which existed prior to the creation of such Lien, will be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of Debt secured by Liens on Principal Properties and Restricted Securities will be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same. (Section 1006).

  Limitations upon Sales and Leasebacks. The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any arrangement after the date of the original issuance by the Company of the applicable series of Securities issued pursuant to the Indenture, or such other date as may be specified in a Prospectus Supplement for an applicable series of Securities issued pursuant to the Indenture, with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any such Restricted Subsidiary of any Principal Property for a period of more than three years, which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred by the Company or such Restricted Subsidiary, more than [180] days after the completion of construction and commencement of all operations thereof by the Company or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "sale and leaseback transaction") unless, either:

    (i) the Company and its Restricted Subsidiaries would be entitled, pursuant to the provisions described in the "Limitations upon Liens" covenant described above, to incur Debt secured by a Lien on such Principal Property in a principal amount equal to or exceeding the Attributable Debt in respect of such sale and leaseback transaction without equally and ratably securing the applicable series of Securities, or

    (ii) the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the net proceeds of such sale or transfer (as determined by any two of the following: the Chairman of the Board, the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of Securities of any series or other Funded Debt (as defined below) of the Company (other than Funded Debt subordinated to the Securities) or Funded Debt of a Restricted Subsidiary; provided that the amount to be so applied will be reduced by
  (a) the principal amount of Securities delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (b) the principal amount of any such Funded Debt of the Company or a Restricted Subsidiary, other than Securities, voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale or transfer to the Trustee for retirement and cancellation, excluding in the case of both (a) and (b), retirement pursuant to any mandatory sinking fund payment or any mandatory prepayment provision or by payment at maturity.

  Notwithstanding the foregoing, where the Company or any Restricted Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt will not include any Debt resulting from the guarantee by the Company or any other Restricted Subsidiary of the lessee's obligation thereunder. (Section 1007).

  Restrictions on Funded Debt of Restricted Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Funded Debt. This restriction will not apply if:

    (i) the Company or such Restricted Subsidiary could create Debt secured by Liens in accordance with the "Limitations upon Liens" covenant described above or enter into a sale and leaseback transaction in accordance with the "Limitations upon Sales and Leasebacks" covenant described above in an amount equal to such Funded Debt, without equally and ratably securing the applicable series of Securities; or (ii) such Funded Debt existed on the date of the original issuance by the Company of the applicable series of Securities issued pursuant to the Indenture, or such other date as may be specified in a Prospectus Supplement for an applicable series of Securities issued pursuant to the Indenture; or (iii) such Funded Debt is owed to the Company or any Subsidiary; or (iv) such Funded Debt existed at the time the corporation that issued such Funded Debt became a Restricted Subsidiary, or was merged with or into or consolidated with such Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety to such Restricted Subsidiary, or arising thereafter (a) otherwise than in connection with the borrowing of money arranged thereafter and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; or (v) such Funded Debt is guaranteed by the Company; or (vi) such Funded Debt is guaranteed by a governmental agency; or (vii) such Funded Debt is issued, assumed or guaranteed in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company; or
  (viii) such Funded Debt is issued, assumed or guaranteed to pay all or any part of the purchase price or the construction cost of property or equipment acquired or constructed by a Restricted Subsidiary, provided such Funded Debt is incurred within 360 days after acquisition, completion of construction or commencement of full operation of such property, whichever is later; or (ix) such Funded Debt is nonrecourse; or (x) such Funded Debt is incurred for the purpose of extending, renewing, substituting, replacing or refunding Funded Debt permitted by the foregoing.

  Notwithstanding the foregoing, any Restricted Subsidiary may create, incur, issue, assume or guarantee Funded Debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Funded Debt of the Company's Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be incurred pursuant to clauses (i) through (x) above), does not at the time such Funded Debt is incurred exceed an amount equal to 10% of Consolidated Net Assets. (Section 1008).

  Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Securities, certain of the covenants described above would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

CERTAIN DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the interest rate inherent in such lease (such rate to be determined by any two of the following: the Chairman of the Board, the President, any Vice President, the Treasurer and the Controller of the Company), compounded annually. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent will include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

  "Consolidated Net Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) appropriate adjustments on account of minority interests of other Persons holding stock of the Company's Subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

  "Funded Debt" means indebtedness created, assumed or guaranteed by a Person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of original creation, assumption or guarantee.

  "Principal Property" means any manufacturing plant or distribution facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Assets, other than any such manufacturing plant or distribution facility or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds, industrial revenue bonds, pollution control bonds or other similar debt issued or guaranteed by the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of the United States of America or any State thereof or (ii) which, in the opinion of the Board of Directors of the Company as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

  "Restricted Subsidiary" means any Subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors' qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a Subsidiary (i) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or (ii) which is engaged primarily in the finance business including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company and/or its Subsidiaries, or (iii) which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a Subsidiary is primarily engaged in manufacturing or is described in the foregoing clause (i), (ii) or
(iii), such matter will be determined for all purposes of the Indenture by a Board Resolution.

  "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

  "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency).

EVENTS OF DEFAULT

  An Event of Default is defined in the Indenture, with respect to Securities of any series, unless such event is expressly made inapplicable to such series, as: (a) default in payment of principal of (or premium, if any, on) any Security at its Maturity; (b) default in payment of any interest on any Security when due, continued for 30 days; (c) default in payment of any sinking fund installment when due, continued for 30 days; (d) failure by the Company for 90 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series); (e) an aggregate principal amount exceeding $25,000,000 becoming due prior to maturity, without such acceleration; (f) certain events of bankruptcy, insolvency or reorganization of the Company; and
(g) any other Event of Default provided with respect to Securities of that series. (Section 501).

  The Indenture provides that, if any Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may, by notice as provided in the Indenture, declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest, if any, on the Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Securities of that series on behalf of the Holders of all Securities of that series. (Sections 502 and 513).

  The Indenture provides that no holder of any Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Securities of such series have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days. (Section 507). However, the Holder of any Security of such series will have an absolute right to receive payment of the principal of (and premium, if any, on) and interest on such Security on or after the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment. (Section 508).

  Reference is made to the Prospectus Supplement relating to each series of Offered Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Securities of any series at the time Outstanding, give to the Holders of the Outstanding Securities of that series notice of such default known to it if uncured or not waived, provided, that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Security of that series, or in the payment of any sinking fund installment which is provided, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Securities of such series; and, provided further, that such notice will not be given until 90 days after the occurrence of a default with respect to Outstanding Securities of any series in the performance of a covenant in the Indenture other than for the payment of the principal of (or premium, if any) or interest, if any, on any Security of such series or the deposit of any sinking fund installment with respect to the Securities of such series. The term default with respect to any series of Outstanding Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602).

  The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Securities. (Section 601). The Indenture provides that the Holders of a majority in principal amount of Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture. (Section 512).

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1005).

DEFEASANCE

  The Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to the Securities (except for certain obligations which include registering the transfer or exchange of the Securities, replacing stolen, lost or mutilated Securities, maintaining paying agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, upon the deposit with the Trustee (and in the case of a discharge, 91 days after such deposit), in trust, of money, or U.S, Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money specifically pledged as security for, and dedicated solely to the benefit of Holders of the Securities, in an amount sufficient to pay all the principal of and interest on the Securities and any mandatory sinking fund payments applicable to the Securities on the date such payments are due in accordance with the terms of the Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of the Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Securities to recognize income, gain or loss for federal income tax purposes and (ii) the holders of the Securities will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case had the deposit and related defeasance not occurred. (Sections 403 and 1009).

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of each series of Outstanding Securities affected thereby (voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holder of Outstanding Securities of such series, except that no such supplemental indenture may without the consent of the Holder of each Outstanding Security affected thereby (i) change the Stated Maturity of any Security, (ii) reduce the principal amount of, or the rate of interest or any premium on, any Security, (iii) change the place or currency of payment on any Security, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof, (v) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the Indenture, or (vi) reduce the percentage of aggregate principal amount of Outstanding Securities necessary for waiver of compliance with certain provisions of the Indenture or for the waiver of certain covenants and defaults. (Section 902).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture contains a provision permitting the Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or to acquire or lease the assets of any Person substantially as an entirety or to permit any corporation to merge into the Company, provided that: (i) the successor is a corporation organized and existing under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations on the Securities and under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing. (Section 801).

OUTSTANDING SECURITIES

  The Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of determination upon a declaration of acceleration of the Maturity thereof pursuant to the terms of such Original Issue Discount Security, (ii) the principal amount of a Security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined as of the date of original issuance of such Security (or, in the case of an Original Issue Discount Security denominated in a foreign currency or currency unit, the U.S. dollar equivalent as of the date of original issuance of such Security of the amount determined as described in clause (i) above), and (iii) Securities owned by the Company or any obligor upon the Securities or any of its Affiliates shall not be deemed to be Outstanding. (Section 101).

                             PLAN OF DISTRIBUTION

  The Company may receive and, from time to time, may solicit offers to purchase all or a part of the Securities at an aggregate initial offering price not to exceed $175 million to be reoffered to the public through underwriting syndicates or through dealers. The Securities may also be sold directly to investors or through agents. A Prospectus Supplement will set forth the terms of the offering of the particular Securities to which such Prospectus Supplement relates, including, without limitation, (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, (ii) the initial public offering or purchase price of such Securities, (iii) any underwriting discounts, commissions and other items constituting underwriter's compensation from the Company and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Company and (vi) the securities exchanges, if any, on which such Securities will be listed.

  If underwriters are used in the sale of a series of Securities, unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Securities will be obligated to purchase all of the Securities allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Underwriters, dealers and agents participating in the distribution of Securities may be deemed to be "underwriters", as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Securities from the Company at the price set forth in such Prospectus Supplement under delayed delivery contracts providing for payment and delivery at a future date.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  It has not been determined whether any series of the Securities will be listed on a securities exchange. Underwriters may, but will not be obligated to, make a market in any series of Securities. The Company cannot predict the activity of trading in, or liquidity of, any series of the Securities.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering of the Securities will be passed upon for the Company by Andrews & Kurth L.L.P., 425 Lexington Avenue, New York, New York 10017 special counsel for the Company, and by Jerry Kronenberg, Vice President--General Counsel of the Company. Certain legal matters in connection with the offering of the Securities will be passed upon for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

  The consolidated financial statements of the Company and its consolidated subsidiaries, except the consolidated financial statements of Augat Inc. (a wholly-owned subsidiary of the Company since December 11, 1996) and subsidiaries, as of December 29, 1996 and January 1, 1996 and for each of the three years in the period ended December 29, 1996, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of the Company for year ended December 29, 1996 have been audited by KPMG Peat Marwick LLP as stated in their report, which is incorporated herein by reference. The financial statements of Augat Inc. and subsidiaries as of December 29, 1996 and December 31, 1995 and for each of the three years in the period ended December 29, 1996 (consolidated with those of the Company) have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR IN THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Thomas & Betts Corporation.................................................  S-3
Recent Developments........................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-4
Use of Proceeds............................................................  S-4
Description of Notes.......................................................  S-5
Description of Preferred Stock Purchase Rights............................. S-11
Accounting for Certain Equity Investments.................................. S-12
United States Taxation..................................................... S-13
Plan of Distribution....................................................... S-17

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Description of Securities..................................................    3
Plan of Distribution.......................................................   10
Legal Matters..............................................................   11
Experts....................................................................   11


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                                  $60,000,000

                                THOMAS & BETTS

         MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              MERRILL LYNCH & CO.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                          MORGAN STANLEY DEAN WITTER

                               FEBRUARY 10, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

ISSUER:    THOMAS & BETTS CORPORATION               PRICING SUPPLEMENT # 1
           --------------------------               -----------------------
           Medium Term Notes Due Nine Months from Date of Issue



                          ORIGINAL ISSUE INSTRUCTIONS

1. Registered Owner/Taxpayer I.D. No..........................  22-1326940
2. Certificate No. (FXR-fixed, FLR - floating)................  FXR
3. CUSIP Number...............................................  88431QAA4
4. Principal Amount...........................................  60,000,000
5. Issue Price (% of principal)...............................  100
6. Trade Date.................................................  February 10, 1998
7. Settlement/Original Issue Date.............................  February 13, 1998
8. Stated Maturity............................................  February 13, 2003
9. Redemption date(s) and Prices (if any).....................  N/A


10. Fixed Rate Note Information:
     Interest Rate............................................  6.29%
     Initial Interest Payment (Date/Amount)...................  August 1, 1998/$1,761,200
     Ongoing Payments (Date/Amount)...........................  February 1, 1999/$1,887,000
     Final Interest Payment (Date/Amount).....................  February 13, 2003/$125,800

11. Floating Rate Note Information:
     Initial Interest Rate....................................  N/A
     Interest Rate Basis/Spread or Multiplier.................
     Interest Determination Dates.............................
     Initial Interest Payment (Date/Amount)...................
     Ongoing Payment Dates....................................
     Record Dates.............................................
     Calculation Agent........................................

12. Principal & Interest Payment Address......................  N/A

13. Presenting Agents.........................................  J.P. Morgan & Co.; Donaldson,
    Lufkin & Jenrette Securities Corporation; Merrill Lynch & Co.; and Morgan Stanley Dean Witter

14. Agents' DTC Participant Account No........................  060; 509; 0050; 5132
15. Agents' Commission (%/Amount).............................  0.50%/$300,000
16. Net Proceeds to Issuer....................................  $59,700,000
17. Wire Instructions - Bank/ABA Number.......................  Chase Manhattan Bank/ 021000021
         Account Number.......................................  507836839


By: /s/ Fred R. Jones                Date: February 10, 1998
   -------------------------------        ----------------------------
  FRED R. JONES  /  VICE PRESIDENT - FINANCE AND TREASURER